Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is between Julie M.B. Bradley (“Executive”) and TripAdvisor, LLC, a Delaware limited liability company (the “Company”). Executive and the Company are sometimes referred to collectively as the “Parties”.

WHEREAS, Executive is a party to an Employment Agreement between herself and the Company, dated March 31, 2014 (the “Employment Agreement”) and the Employment Agreement incorporates Standard Terms and Conditions (the “Standard Terms and Conditions”);

WHEREAS, Executive has indicated her intention to resign from the Company;

WHEREAS, in order to provide for the transition of Ms. Bradley’s responsibilities, the Company and Ms. Bradley have entered into this Agreement, pursuant to which Ms. Bradley has agreed to remain with the Company on a full-time basis for a transition period, which will last until on or prior to September 30, 2015 (such date, as more fully described below, the “Separation Date”);

WHEREAS, the Parties to this Agreement wish to set forth clearly the terms and conditions of Executive’s transition period and her separation from the Company, including the severance terms and benefits that the Company will provide, provided that Executive satisfies the Severance Conditions as defined and set forth below; and

WHEREAS, this Agreement shall supercede and replace the Employment Agreement and the Standard Terms and Conditions, except to the extent that certain provisions and obligations of the Employment Agreement and the Standard Terms and Conditions are expressly preserved and incorporated by reference into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties have agreed and do hereby agree as follows:

1.

Separation Date. The Separation Date shall occur on the date that is the earlier of: (i) thirty (30) days following the date on which the successor Chief Financial Officer of the Company (the “New CFO”) commences his/her employment with the Company (for purposes of clarity, the New CFO’s actual starting date with the Company and not the hire date or date on which an employment agreement is reached); (ii) September 30, 2015; and (iii) an earlier date if the Executive’s employment ends due to: (A) her resignation for any reason (B) termination by the Company for Cause (as defined in the Standard Terms and Conditions); or (C) the Executive’s death or Disability (as defined in the Standard Terms and Conditions). In the event of a termination under Sections 1(iii) (A) or (B) of this Agreement, Executive shall be entitled to the payment of any Accrued Obligations (as defined in Section 1(f) of the Standard Terms and Conditions) in a lump sum in cash within 30 days of such termination and no other payments. In the event of a termination under Section 1(iii) (C) of this Agreement, Section 1(a) or 1(b) of the Standard Terms and Conditions shall apply, as applicable. Effective on the Separation Date, Executive’s employment as Chief Financial Officer of the Company shall end, and Executive will no longer serve in any positions that she occupied as an officer or director of the Company or any subsidiary or affiliate of the Company, including TripAdvisor, Inc., and Executive shall take such reasonable actions as requested by the Company to effectuate such termination of positions.

2.	Transition Services and Cooperation. From the date hereof through the Separation Date, Executive shall continue to provide the services as set forth in Section 1A of the Employment Agreement on a regular full-time basis and in a diligent and professional manner, provided that the Executive’s title, duties, reporting responsibilities, and/or level of responsibilities may be altered or diminished at the discretion of the Company and any such change shall not trigger a “Good Reason” event under Section 1(d) of the Standard Terms and Conditions. Executive agrees to assist with the transition of Chief Financial Officer responsibilities through the Separation Date, including to a New CFO, if applicable. In addition, following the Separation Date, Executive agrees to make herself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company or any affiliate or subsidiary thereof that may be within her knowledge, and further agrees to provide truthful information to the Company, an affiliate or subsidiary thereof or any of their representatives, in each case, as reasonably requested with respect to pending and future litigation, arbitrations, dispute resolutions, investigations or requests for information. Executive also agrees to make herself reasonably available, following the Separation Date, to assist the Company and its affiliates and subsidiaries in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent that the Company, an affiliate or subsidiary thereof or any of their representatives reasonably deem her cooperation necessary. Executive shall be reimbursed for her reasonable out-of-pocket expenses incurred as a result of such cooperation. Executive shall continue to receive her Base Salary and regular employee benefits through the Separation Date and will not be entitled to any other compensation or benefits from the Company except as specifically provided for in this Agreement.

3.

Severance Conditions; Severance Benefits. Subject to (A) the ending of Executive’s employment with the Company due to the reasons set forth in Sections 1(i) or 1(ii) of this Agreement; (B) Executive’s entering into, not revoking and fully complying with this Agreement, including the provisions that are incorporated by reference herein; and (C) Executive’s execution and non-revocation of a second full release of claims following the Separation Date in a form to be provided by the Company (but that shall be substantially similar to the release of claims contained herein) within 35 days after the Separation Date (collectively the “Severance Conditions”), the Executive shall be eligible for the following “Severance Benefits”:

a.	During the period commencing on the Separation Date and ending on June 30, 2016, the Company shall pay Executive (i) her current Base Salary (as defined in the Employment Agreement), in accordance with the Company’s standard payroll practice in effect from time to time; and (ii) an amount in cash equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Executive and her eligible dependents to the extent such coverage is then in place. Each such payment is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

b.	The Company shall pay Executive any Accrued Obligations (as defined in Section 1(f) of the Standard Terms and Conditions) within 30 days following the Separation Date.

c.	Any compensation awards of Executive based on, or in the form of, TripAdvisor, Inc. equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”) that are outstanding and unvested as of the Separation Date but which would, but for a termination of employment, have vested on or before March 31, 2016 shall vest (and with respect to awards other than stock options and stock appreciation rights, settle) as of the Separation Date.

d.	Any vested options of Executive (including options vesting as a result of Section 3.c. above) to purchase TripAdvisor equity, shall remain exercisable through the date that is 18 months following the Separation Date or, if earlier, through the scheduled expiration date of such options.

e.	The Company shall consider in good faith the payment of an annual bonus on a pro rata basis for 2015, any such payment to be paid (if at all) based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable in a lump sum at the time such annual bonus would otherwise have been paid). Executive acknowledges and agrees that she is not entitled to any other bonus compensation.

For purposes of clarity, (i) the Severance Benefits in this Agreement are in lieu of, and not in addition to, any other severance pay and benefits, including as set forth in the Employment Agreement and the Standard Terms and Conditions; and (ii) Section 3(a) of this Agreement shall be subject to the offset provisions of Section 1(e) of the Standard Terms and Conditions, provided that the Company acknowledges and agrees that any fees that Executive receives solely in connection with serving on a board of directors shall not be considered “cash compensation for employment” under Section 1(e) of the Standard

Terms and Conditions and, accordingly, shall not offset the payments otherwise due under Section 3(a) of this Agreement, provided, however, that any such board service by Executive is not a “Competitive Activity” under Section 2 of the Standard Terms and Conditions and, provided, further, that nothing herein shall be construed to waive or limit the Company’s rights under Section 2 of the Standard Terms and Conditions.

4.	Termination of Employee Benefits. Except as specifically set forth in this Agreement, Executive shall cease to be eligible for coverage and benefits under the Company’s employee benefit plans, programs and policies as of the Separation Date, or by the terms of such plans, programs and policies.

5.	Section 409A. This Agreement (and the payments hereunder) are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to be exempt from, but to the extent necessary, comply with, Section 409A. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto. Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

6.	Executive specifically acknowledges and agrees that the Company has made no representations to Executive regarding the tax consequences of any amounts received by Executive or for Executive’s benefit pursuant to this Agreement.

7.	General Release

a.	In return for, among other things, the Severance Benefits and other consideration given to Executive by the Company as described in this Agreement, and subject to Section 7(c) of this Agreement, Executive hereby voluntarily releases all rights and claims she has or claims to have, whether known and unknown, including any claims under applicable local, state, federal and foreign law, on her own behalf and on behalf of Executive’s marital community, heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”) through the date she executes this Agreement against any of the Releasees (as defined below). This release specifically includes, but is not limited to, all rights and claims in connection with Executive’s employment by the Company and any acts or omissions by the Company or any of the Releasees with respect to that employment, including but not limited to, breach of the Employment Agreement or Standard Terms and Conditions, breach of any stock option agreement, claims for wages, benefits, any form of equity compensation, defamation, libel and slander claims, discrimination of any kind, retaliation of any kind, constructive discharge, violation of public policy, negligence, intentional or negligent infliction of emotional distress, any claims under the Civil Rights Acts of 1964 and 1991, Massachusetts General Law Chapter 151B; the Massachusetts Wage Act, the Employment Retirement Income Security Act (“ERISA”), any claims under the federal Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”). In addition, Executive waives any other possible rights or claims, whether arising under statute, contract, or common law, and attorneys’ fees or costs with respect to or derivative of such employment prior to the date that Executive enters into this Agreement. In the interest of clarity, this release covers all of Executive’s rights against the Company as well as its affiliates, including without limitation, TripAdvisor, Inc., and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their representative capacities (collectively, the “Releasees”).

b.	A special federal law applies to the release of a claim for age discrimination. By signing this Agreement, Executive acknowledges and agrees that the following requirements have been met:

i.	The Agreement is written in language which is readily understandable.

ii.	Executive understands that she is relinquishing any claim for age discrimination which she might assert as of the date she enters into this Agreement.

iii.	Executive is informed that she should consult an attorney regarding the Agreement if that is her wish, and has been given an ample opportunity to do so.

iv.	This Agreement will not be effective (the “Effective Date”) until the next day that follows the seven days after Executive signs it (the “Revocation Period”); Executive may revoke this Agreement at any time during the Revocation Period.

v.	Executive has been allowed at least 21 days from the date she first received this Agreement to consider the Agreement before she signs and returns it to assure she has ample time to consider it, although she may do so in less time.

c.	Notwithstanding anything to the contrary set forth in this Section 7, Executive does not release, waive or discharge the Company from (i) claims arising from a breach of this Agreement; (ii) any vested benefit to which the Executive is entitled under any tax qualified pension plan of the Company or its affiliate; or (iii) any claims for indemnification or contribution with respect to any liability incurred by Executive as an employee, officer or director of the Company as set forth in Article VIII of the TripAdvisor (Delaware) Amended and Restated Certification of Incorporation in effect as of the date of this Agreement.

d.	Executive hereby represents that she has not filed or commenced any proceeding against the Releasees, and hereby covenants and agrees not to file or commence any proceeding against the Releasees with respect to her employment with the Company, or otherwise. Executive also agrees that if she breaches these representations or covenants, then she authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding. If any governmental agency or other third party independently initiates an adverse proceeding against the Company, nothing in this Agreement prevents Executive from testifying truthfully upon receipt of a subpoena as a fact witness in such proceedings, but by this Agreement, Executive waives and agrees to relinquish any damages or other individual relief that may be awarded to Executive as a result of any such proceedings.

8.	Confidential Information; Non-Competition; Non-Solicitation; and Proprietary Rights. Executive hereby acknowledges the continuing nature of her obligations set forth in Section 2 of the Standard Terms and Conditions, the terms of which are incorporated by reference herein, and she hereby reaffirms those obligations, and agrees that the consideration provided by the Company under the terms of this Agreement is additional consideration for those obligations.

9.	Non-disparagement. In accordance with normal ethical and professional standards, prior to and for two years following the Separation Date, Executive agrees to refrain from taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents, senior employees and directors in their capacities as such or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company or its affiliates. Executive further agrees not to make any negative statements to third parties relating to her employment or any aspect of the business, officers or employees of the Company and its affiliates and not to make any negative statements to third parties about the circumstances of the termination of her employment, except as may be required by a court or governmental body. Executive may however discuss the circumstances of the termination of her employment with the Company with her attorneys, tax advisors, and immediate family.

10.	Company Property. On or before the Separation Date, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, hard drives, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting confidential information, and she will return to the Company any other property, including but not limited to a laptop computer, belonging to the Company, upon request by the Company but in any event no later than the Separation Date.

11.	Choice of Law, Jurisdiction and Venue. This Agreement and all matters or issues related hereto shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Massachusetts, or, if not maintainable therein, then in an appropriate Massachusetts state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

12.	Miscellaneous.

a.	This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

b.	This Agreement contains the entire understanding of the Parties relating to the subject matter herein contained and supersedes all prior agreements or understandings between the Parties with respect thereto including the Employment Agreement and the Standard Terms and Conditions, except to the extent that certain provisions and obligations of the Employment Agreement and the Standard Terms and Conditions are expressly preserved and incorporated by reference into this Agreement. This Agreement can be changed only by a writing signed by the Parties. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

c.	All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to Executive, to the Executive’s most recent home or Company address on file with the Company, and if to the Company, to:

TripAdvisor, LLC

141 Needham Street

Newton, MA 02464

Attention: General Counsel

d.	In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, Executive shall be required to repay to the Company the payments set forth herein.

e.	This Agreement may be executed via facsimile or pdf, and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

TRIPADVISOR, LLC

By:	/s/ Seth J. Kalvert

Title:	Senior Vice President and General Counsel

Date:	April 2, 2015

EXECUTIVE

/s/ Julie M.B. Bradley
Julie M.B. Bradley

Date:	April 2, 2015

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